Exhibit 99.1

OncoSec Announces New Senior Leadership Responsibilities

SAN DIEGO, April 15, 2016 — OncoSec Medical Incorporated (“OncoSec”) (NASDAQ: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced leadership changes that will modify and expand the responsibilities of key management members and support the Company’s ongoing growth strategies.

Robert H. Pierce, MD, Chief Scientific Officer, will serve as Chief Scientific Strategist and Chairman of the Scientific Advisory Board effective June 18, 2016. In this newly created position, Dr. Pierce will continue to guide the scientific strategy of OncoSec’s immuno-oncology platform and identify strategic opportunities with greatest need and best suited for the Company’s technology. He will also have the responsibility for reviewing clinical safety and efficacy data to provide medical and strategic guidance to advance the Company’s product pipeline. At that time, Dr. Pierce will transition from Chief Scientific Officer to consultant.

Dr. Pierce stated, “This transition will allow me to provide strategic oversight on a very robust and versatile platform that I helped to build, while allowing me to explore broader applications and additional underpinnings of immuno-oncology in other professional contexts. I am enthusiastic about the platform we have created and the progress we have made in advancing our clinical pipeline, and I believe the data we generate will continue to demonstrate our leadership in this field.”

Jean Campbell, PhD, Executive Director of Research and Development, has been promoted to Vice President of Research and Development, effective today. In this position, Dr. Campbell will be responsible for building and managing OncoSec’s internal capabilities for proprietary drug discovery and pre-clinical development to differentiate the Company’s immuno-oncology pipeline. She will also lead the Discovery Research team in investigating new DNA constructs and targets, and continue to hone OncoSec’s pre-clinical programs and novel electroporation device pipeline. Prior to joining OncoSec in April 2014, Dr. Campbell held several leadership positions at the School of Medicine at the University of Washington, Seattle.  She possesses considerable expertise in cancer biology and signal transduction to investigate mechanisms of immune tolerance in cancer.

Punit Dhillon, President and CEO, said, “Rob’s career-long research into mechanisms of immune tolerance and his expertise and passion in the field of immuno-oncology and intratumoral immunotherapy are unparalleled. Having built a solid proprietary platform for rapid discovery to lead candidate selection with versatile clinical devices, Rob will now focus his attention on advancing and applying applications of OncoSec’s technology, broadly in the field of intratumoral immunotherapy. At the same time, Jean will focus her leadership in driving our research and pre-clinical pipeline for multiple clinical indications.”

About OncoSec Medical Incorporated

OncoSec is a biotechnology company developing DNA-based intratumoral immunotherapies with an investigational technology, ImmunoPulse™, for the treatment of cancer.  ImmunoPulse™ is designed to enhance the local delivery and uptake of DNA-based immune-targeting agents, such as IL-12. In Phase I and II clinical trials, ImmunoPulse™ IL-12 has demonstrated a favorable safety profile and evidence of anti-tumor activity in the treatment of various skin cancers as well as the potential to initiate a systemic immune response. OncoSec’s lead program, ImmunoPulse™ IL-12, is currently in clinical development for several indications, including metastatic melanoma, squamous cell carcinoma of the head and neck, and triple-negative breast cancer. In addition to ImmunoPulse™ IL-12, the Company is also identifying and developing new immune-targeting agents for use with the ImmunoPulse™ platform. For more information, please visit www.oncosec.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “expect,” “may,” “will,” “goal,” “intention,” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, the following: uncertainties inherent in pre-clinical studies and clinical trials, such as the ability to enroll patients in clinical trials and the risk of adverse events; unexpected new data, safety and technical issues; our ability to raise additional funding necessary to fund continued operations; and the other factors discussed in OncoSec’s filings with the Securities and Exchange Commission.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact

Mary Marolla
OncoSec Medical Incorporated
855-662-6732
media@oncosec.com